                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                           BARR LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             BARR LABORATORIES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

         The Annual Meeting of Shareholders of Barr Laboratories, Inc. will be held on December 3, 1997 at 10:00 a.m. at the Sheraton Crossroads, Crossroads Corporate Center, Mahwah, New Jersey for the following purposes:

         1. To elect a Board of eight Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

         2. To consider approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 100,000,000; and,

         3. To transact such other business as may properly come before the meeting.

         Owners of record at the close of business on October 15, 1997 will be entitled to vote at the meeting or at any adjournments or postponements thereof.

         Each shareholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any shareholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.

                              By Order of the Board of Directors



                              Paul M. Bisaro
                              Secretary



2 Quaker Road
P.O. Box 2900
Pomona, New York  10970-0519
October 24, 1997

                             BARR LABORATORIES, INC.
                                  2 Quaker Road
                                  P.O. Box 2900
                           Pomona, New York 10970-0519


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held December 3, 1997


SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Barr Laboratories, Inc., a New York corporation (the "Company"), for use at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. on December 3, 1997 at the Sheraton Crossroads, Crossroads Corporate Center, Mahwah, New Jersey and at any adjournment or postponement thereof. It is anticipated that this Proxy Statement, together with the form of proxy, will first be mailed to the Company's shareholders on or before October 24, 1997.

         A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

         The Company will bear the cost of this solicitation of proxies, including expenses in connection with the preparing, assembling and mailing of proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by Directors, Officers or employees of the Company, who will receive no additional compensation for such services. The Company has retained Continental Stock Transfer & Trust Company to aid in the solicitation of proxies for which the Company expects to pay approximately $4,000, plus reimbursable expenses.

RECORD DATE

         The close of business on October 15, 1997 is the record date for determination of holders of the Company's Common Stock, $.01 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On that date there were outstanding and entitled to vote 21,572,473 shares of Common Stock, each entitled to one vote.

ACTION TO BE TAKEN UNDER THE PROXY

         The persons acting under the proxy will vote the shares represented thereby for the election of the Company's nominees as Directors, and for approval of an amendment to the Company's Certificate of Incorporation, or, if otherwise directed by the person executing the proxy, in accordance with such direction. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. Directors are elected by a majority of votes cast. The affirmative vote of a majority of all outstanding shares is required to approve the amendment to the Company's Certificate of Incorporation. Abstentions, broker non-votes and withheld votes will not be considered as votes cast; however, an abstention in connection with the proposal to approve the amendment to the Company's Certificate of Incorporation will have the same legal effect as a vote against such proposal.

PROPOSAL 1. ELECTION OF DIRECTORS

         If all of the Company's nominees are elected, the Board of Directors of the Company will consist of Bruce L. Downey (Chairman), Edwin A. Cohen (Vice-Chairman), Robert J. Bolger, Michael F. Florence, Wilson L. Harrell, Jacob
M. Kay, Bernard C. Sherman and George P. Stephan, who will serve as Directors until the 1998 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. If any nominee becomes unable or declines to accept nomination or election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors recommends. The Company does not have a standing nominating committee; the current nominees for Directors have been proposed by the Company's Chairman and the Company's principal shareholder.

         Seven meetings of the Board of Directors were held during the fiscal year ended June 30, 1997. In addition, there were 11 committee meetings. No Director attended fewer than 75% of the total number of meetings of the Board and all committees on which the Director served.

AUDIT COMMITTEE

         The functions of the Audit Committee are to assist the Board in overseeing and reviewing the Company's internal accounting controls, to review the audited financial statements and to investigate and make recommendations to the Board with respect to the appointment of independent auditors. The Committee, which met four times during the fiscal year ended June 30, 1997, is composed of Messrs. Florence, Harrell, Stephan and Bolger.

COMPENSATION COMMITTEE

         The Compensation Committee is responsible for reviewing and authorizing the granting of stock options to Officers and other key employees under the Company's stock option plans and for reviewing compensation to be paid to Officers and other key personnel of the Company. Current members of the Committee, none of whom is an employee of the Company, are Messrs. Cohen, Florence, Harrell and Stephan. Four meetings of the Committee were held during the fiscal year ended June 30, 1997.

BUSINESS DEVELOPMENT COMMITTEE

         The Business Development Committee is responsible for evaluating and providing advice to management on the merits of various business ventures, including but not limited to, mergers, acquisitions, joint ventures, strategic partnerships and other business arrangements. Current members of the Committee are Messrs. Downey, Cohen, Bolger and Kay. Four meetings of the Committee were held during the fiscal year ended June 30, 1997.

COMPENSATION OF DIRECTORS

         Directors, excluding Dr. Sherman and Mr. Downey, receive an annual retainer of $15,000 and a fee of $750 for attendance at each meeting of the Board and at each Committee meeting. In addition, Messrs. Harrell and Bolger received $16,500 and $14,791, respectively, for consulting services provided to the Company. See Executive Agreements for amounts paid to Mr. Cohen pursuant to his consulting agreement with the Company.

         Under the Company's 1993 Stock Option Plan for Non-Employee Directors, as amended, each Director who is not an employee of the Company (other than a Director who owns 40% or more of the Common Stock) receives an annual option grant to purchase 11,250 shares at an option price equal to 100% of the fair market of the Common Stock on the date of grant. Each option has a ten-year term and becomes exercisable on the date of the first annual shareholders' meeting immediately following the date of the grant. In the case of the first grant (the date of the 1993 Annual Meeting of Shareholders), the number of shares covered by each grant was 27,000. In December 1994 each eligible Director received options for 6,750 shares. On December 4, 1996, each participating Director received a grant of an option to purchase 11,250 shares at an exercise price of $17.25 per share.

INFORMATION ON NOMINEES

         BRUCE L. DOWNEY, 49, became the Company's President, Chief Operating Officer and a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer in February of 1994. Prior to assuming these positions, from 1981 to 1993, Mr. Downey was a partner in the law firm of Winston & Strawn and a predecessor firm of Bishop, Cook, Purcell and Reynolds.

         EDWIN A. COHEN, 65, founded the Company in 1970. Mr. Cohen served as President, Chairman of the Board and Chief Executive Officer until 1994. In February of 1994, he was elected to the position of Vice Chairman of the Board and became a Consultant to the Company.

         ROBERT J. BOLGER, 75, was elected a Director of the Company in February 1988. Mr. Bolger has been President of Robert J. Bolger Associates, a marketing consulting company since January 1988. From 1962 through 1987, he served as President of the National Association of Chain Drug Stores, a major trade association. Mr. Bolger is also a Director of General Computer Corporation.

         MICHAEL F. FLORENCE, 60, was elected a Director of the Company in February 1988. Mr. Florence is President of Sherfam, Inc. and has been since 1989. He is also Vice President of Shermfin Corp., Vice President of Apotex, Inc. and Vice President of Sherman Delaware, Inc. From January 1964 through April 1989, Mr. Florence was a partner in Wm. Eisenberg & Co., Canadian Chartered Accountants. He is President and a Director of Citadel Gold Mines, Inc. (NASDAQ), Nutrition for Life International, Inc. (NASDAQ) and was previously a Director of Kinesis, Inc. Mr. Florence and Dr. Sherman are brothers-in-law.

         WILSON L. HARRELL, 78, was elected a Director of the Company in February 1988. Since July 1990, Mr. Harrell has been a columnist, consultant and speaker, and President of Harrell Consulting, Inc. He is author of the book, For Entrepreneurs Only. From 1987 to July 1991, he was publisher of INC. magazine.

         JACOB ("JACK") M. KAY, 56, was elected a Director of the Company in December 1994. Mr. Kay is President of Apotex, Inc., and also serves as Chairman of the Canadian Drug Manufacturers Association. He is also a Director of York Finch Hospital (Toronto).

         BERNARD C. SHERMAN, 55, was Chairman of the Board of the Company from July 1981 to January 1993. He remains a Director of the Company. Dr. Sherman is Chief Executive Officer and Chairman of the Board of Apotex, Inc., a Canadian manufacturer of generic and brand name drugs. He is also Chairman of the Board of Cangene Corp., President of Sherman Delaware, Inc., President of Shermfin Corp., President of Apotex Holdings, Inc. and a Director of Citadel Gold Mines, Inc. (NASDAQ). In July 1994, Dr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Dr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and
Schedule 13G. The Company has no relationship with Kinesis, Inc.

         GEORGE P. STEPHAN, 64, was elected a Director of the Company in February 1988. Since 1994, Mr. Stephan has been Managing Director of Stonington, Inc., (financial intermediaries and consultants). From 1992 to 1994, Mr. Stephan was counsel to Murtha, Cullina, Richter and Pinney in Hartford, Connecticut. From January 1991 to November 1991, he served as Interim Chief Executive Officer of Kollmorgen Corporation (NYSE), a diversified technology company. He also served as Chairman of Kollmorgen's Board of Directors from 1991 to February 1996. Mr. Stephan continues to serve as a Director of Kollmorgen Corporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE
                                   NOMINEES.

PROPOSAL 2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
            INCORPORATION

         The Board recommends approval of an amendment to the Certificate of Incorporation to increase the number of shares of Common Stock, par value, $0.01 per share, which the corporation shall have the authority to issue from 30,000,000 shares to 100,000,000 shares.

         To effect the foregoing, the first sentence of Article Fourth of the Certificate of Incorporation, relating to the aggregate number of shares which the corporation shall have authority to issue, would be amended to read as follows:

                           "FOURTH: The number of shares of all classes of stock
                  which the corporation shall have the authority to issue is 100,000,000 shares of common stock of the par value of $.01 per share, entitled to one vote per share, and 2,000,000 of preferred stock of the par value of $1.00 per share."

         Although the Company does not have any present understanding or agreement to issue the additional shares of Common Stock, the Board of Directors believes that the proposed increase in the amount of authorized but unissued shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as declaration of stock dividends, financings, mergers, acquisitions of properties and other corporate purposes. If the proposed amendment is approved, the Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be advisable in connection with any of the foregoing purposes. The additional shares of Common Stock will have the same rights and privileges as the shares of Common Stock now issued and outstanding. Holders of Common Stock have no preemptive rights.

         As of October 15, 1997, 21,572,473 shares of Common Stock (exclusive of 117,955 shares held in the treasury) were outstanding and a total of 1,599,296 shares of Common Stock were reserved for issuance under the Company's various stock option and stock purchase plans.

         The affirmative vote of at least a majority of the outstanding shares of Common Stock is required to approve the Amendment to the Certificate of Incorporation. Unless otherwise indicated, it is intended that the shares represented by all executed proxies received will be voted for approval of said Amendment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION.

OWNERSHIP OF SECURITIES

      The following table sets forth information regarding the beneficial ownership of the Company's voting securities on June 30, 1997 by (i) each person who beneficially owns more than 5% of the Company's voting securities; (ii) each Director of the Company; (iii) each Officer of the Company named in the Summary Compensation Table; and (iv) all Directors and Officers of the Company as a group.

NAME AND ADDRESS OF
BENEFICIAL OWNER                                 NUMBER OF SHARES   COMMON PERCENT
Bernard C. Sherman(1)                              13,744,426(2)        60.9%
150 Signet Drive
Weston, Ontario, Canada M9L 1T9

FMR, Edward C. Johnson, 3rd                         2,190,150(4)         9.7%
82 Devonshire Street,
Boston, MA 02109

Edwin A. Cohen(1)                                     799,166(3)         3.5%

Bruce L. Downey(1)                                    322,511(3)          *

George P. Stephan(1)                                   90,000(3)          *

Wilson L. Harrell(1)                                   42,000(3)          *

Robert J. Bolger(1)                                    35,000(3)          *

Michael F. Florence(1)                                 18,450(3)          *

Jacob M. Kay(1)                                        29,250(3)          *

Gerald F. Price                                       140,030(3)          *

Paul M. Bisaro                                         90,698(3)          *

Mary E. Petit                                          39,911(3)          *

Timothy P. Catlett                                     35,028(3)          *

All Directors and Officers
as a group (16 persons)                            15,656,259(3)        69.3%

*     Less than 1%

(1)  A Director of the Company

(2) Consists of 13,248,621 common shares held of record by Sherman Delaware, Inc. ("SDI") and 495,805 common shares held of record by Glastex Investments, Inc.

(3) Includes shares of common stock which Directors and Officers have currently exercisable rights to acquire through the exercise of incentive and non-qualified options, in the amount of 314,996 shares for Mr. Downey, 224,896 shares for Mr. Cohen, 82,125 shares for Mr. Stephan, 42,000 shares for Mr. Harrell, 35,000 shares for Mr. Bolger, 18,000 shares for Mr. Florence, 18,000 shares for Mr. Kay, 123,742 shares for Mr. Price, 89,996 shares for Mr. Bisaro, 33,746 shares for Ms. Petit, 15,480 shares for Mr. Catlett, and 1,255,781 shares for all Directors and officers as a group.

(4) Pursuant to a Schedule 13G filed on February 14, 1997, Fidelity Management & Research Company ("Fidelity") a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,170,800 shares of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST").

     FASST is a unit trust established and authorized by the Department of Trade and Industry under the laws of England. The investment adviser of FASST is Fidelity Investment Services Limited, an English company and a subsidiary of Fidelity International Limited ("FIL").

     The ownership of one investment company, Fidelity VIP Equity-Income Portfolio, amounted to 1,712,700 shares of the common stock outstanding.

     Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 2,152,800 shares owned by the Funds.

     Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees.

     FIL, FMR Corp., through its control of Fidelity, and FASST each has sole power to vote and to dispose of the 18,000 shares held by FASST.

     Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3 (a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 19,350 shares of the common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

     Edward C. Johnson, 3rd and FMR Corp., through its control of Fidelity Management Trust Company, each has sole voting and dispositive power over 19,350 shares of common stock owned by the institutional account(s) as reported above.

CHANGES IN CONTROL

     All of the shares held of record by Sherman Delaware Inc. and affiliated companies ("SDI") have been pledged to banks to secure a guaranty made by SDI. A change in control of the Company could result in the event SDI were to default in its guaranty obligation.

EXECUTIVE COMPENSATION

      The following table sets forth as to the Chairman and Chief Executive Officer, and the four other Executive Officers earning the highest aggregate compensation in the fiscal year ended June 30, 1997, the compensation earned, awarded or paid for services rendered to the Company in all capacities during each of the three fiscal years ended June 30, 1997, in which each such person served as an Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term Compensation
                                    Annual Compensation                                           Awards
                              -------------------------------------------------------------------------------------
                                                                                           Stock        All Other
Name &                        Year        Salary        Bonus ($)       Other ($)         Options      Compensation
Principal Position                        ($)(1)                                          (#)(2)          ($)(3)
-------------------------------------------------------------------------------------------------------------------
Bruce L. Downey               1997        449,038        225,000          5,945            59,999         15,000
Chairman,CEO                  1996        399,039        200,000          3,266            90,000         15,000
& President                   1995        349,231        200,000          1,132            90,000         14,607

Mary E. Petit                 1997        193,904         80,000          7,695            22,498         15,000
Senior Vice President,        1996        165,000         65,000          4,989            22,500         15,000
Operations                    1995         76,154         60,365             --            22,497          6,980

Paul M. Bisaro                1997        193,904         80,000          6,866            22,498         15,000
Senior Vice President         1996        164,712         65,000          3,859            44,998         15,000
Strategic Business            1995        149,461         50,000            236            33,750         13,346
Development, General
Counsel & Secretary

Timothy P. Catlett            1997        179,711         70,000          9,001            22,498         15,000
Vice President                1996        165,000         65,000         27,615(4)         22,500         15,000
Sales & Marketing             1995         74,250         30,000             --            22,500          6,980

Gerald F. Price               1997        204,904             --         24,147(5)             --         15,000
Executive Vice                1996        199,904         60,000         23,181(5)         44,998         14,982
President                     1995        194,836         50,000         15,121(5)         33,750         11,536

(1) Includes amounts deferred by the employee under the Company's Savings and Retirement Plan.

(2) Stock options adjusted for the May 1997 and March 1996 3-for-2 stock splits effected in the form of 50% stock dividends.

(3) The amounts shown in this column represent the Company's annual contributions to its Savings and Retirement Plan.

(4)   Amount primarily represents reimbursement of relocation expenses.

(5)   Amount primarily represents reimbursement of interest.

OPTION GRANTS

      The following table shows all stock options that were granted to the Officers named in the Summary Compensation Table during the fiscal year ended June 30, 1997. The exercise price of all such options was the fair market value on the date of the grant.


                      OPTION GRANTS IN THE LAST FISCAL YEAR

      Individual Grants (1)
      ---------------------                                                           Potential Realizable Value at
                        Number of       % of Total                                         Assumed Annual Rates
                          Shares         Options                                       Of Stock Price Appreciation
                        Underlying      Granted to      Per Share                            for Option Term
                          Options      Employees In    Exercise or    Expiration             ---------------
Name                    Granted (#)    Fiscal Year     Base Price        Date           5%($)            10%($)
-------------------------------------------------------------------------------------------------------------------
Bruce L. Downey           59,999           18%           $19.290       09/12/06         727,871        1,844,567

Mary E. Petit             22,498            7%           $19.290       09/12/06         272,932          691,663

Paul M. Bisaro            22,498            7%           $19.290       09/12/06         272,932          691,663

Timothy P. Catlett        22,498            7%           $19.290       09/12/06         272,932          691,663

All Shareholders (2)                                                                593,441,530    1,503,897,352

(1) Consists of options granted under the Company's 1993 Stock Incentive Plan, as amended. This plan permits the Compensation Committee in its discretion to cancel any option granted under such plan and re-grant it at a lower price, however, no such action was taken during the fiscal year.

(2) Total dollar gains on assumed rates of appreciation shown here calculated on 21,328,098 outstanding shares as of June 30, 1997 and the market price on that date ($44.00)

      Note: The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for a grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. As shown in the % columns above, no gain to the named officers is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners.

OPTION EXERCISES AND OPTION VALUES

         The following table provides information as to the value of options exercised and options held by Officers named in the Summary Compensation Table at fiscal year end measured in terms of the closing price of the Common Stock (see Notes 1 and 2 below).



   AGGREGATED OPTION EXERCISES AND FISCAL YEAR END JUNE 30, 1997 OPTION VALUES


                                                          Number of Shares Subject to       Value of Unexercised In-the-
                      Shares Acquired       Value       Unexercised Options at Year-End     Money Options at Year-End(2)
Name                    on Exercise      Realized(1)    Exercisable       Unexercisable    Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------
Bruce L. Downey                --         $     --        314,996            149,998       $11,699,842     $4,764,386

Mary E. Petit                  --               --         33,746             33,748         1,113,619        932,576

Paul M. Bisaro                 --               --         89,996             44,996         3,210,495      1,309,159

Timothy P. Catlett         18,270          299,080         15,480             33,748           516,494        932,576

Gerald F. Price            15,000          358,050        123,742             22,498         4,485,530        753,233

(1) Valued at the difference between the fair market value of the shares at the time of exercise and the options' grant price.

(2) Valued at the difference between the fair market value of the shares at June 30, 1997 ($44.00) and the options' grant price.

EXECUTIVE AGREEMENTS

      In January 1994, the Company entered into a consulting agreement with Mr. Cohen for a term ending June 30, 2002. From January 31, 1994, when the agreement commenced, and through June 30, 1995, Mr. Cohen provided consulting services related to certain business development projects and received compensation at the rate of $250,000 per annum. For the fiscal years ended June 30, 1997 and 1996, Mr. Cohen received $150,000 in annual compensation and earned an additional fee of $100,000 and $63,000, respectively. The consulting agreement, as amended in June 1995, June 1996 and again in June 1997, provides that Mr. Cohen's duties will, among other things, include consulting and advising with regard to products and process development and attendance at industry associations and technology groups for up to 120 days from the 80 days originally contemplated under the agreement. Beginning July 1, 1998, the agreement reverts back to the original term of 80 days per year for each fiscal year thereafter until June 30, 2002 and Mr. Cohen will be compensated at the rate of $100,000 per annum. During fiscal 1998 and for each of the next four years, Mr. Cohen will also receive an additional fee equal to one percent of the Company's pre-tax earnings between $5 million and $15 million for each such year. In the event of Mr. Cohen's death during the term of the agreement, all amounts which would otherwise have been payable thereafter will be paid at the times provided in the agreement to his designated beneficiary or his estate. In addition, during the term of the agreement, Mr. Cohen is entitled to receive the same compensation as other non-employee Directors of the Company for his services as a Director, to exercise any outstanding non-qualified stock options granted to him prior to January 21, 1994 and to be provided with medical and dental benefits equivalent to those which the Company provides for its senior officers from time to time on the same terms and conditions.

      On January 4, 1993, the Company employed Mr. Downey as President and Chief Operating Officer. The Agreement, initially for three years, and year-to-year thereafter unless terminated by either party, provides for

(i) a base annual salary of approximately $350,000 (as of July 1, 1994) which may be increased by the Company; (ii) participation in the executive incentive plan with the opportunity to receive an annual bonus of up to 50% of the then base salary; (iii) grant of options to purchase 225,000 shares of common stock, after giving effect to the May 1997 and March 1996 3-for-2 stock splits; and
(iv) financial assistance in relocating, including indemnification of up to $30,000 of any loss sustained on the sale of his present residence. If the Agreement is terminated by the Company without cause or by Mr. Downey for good reason (as defined therein), Mr. Downey will be entitled to a lump sum payment equal to 18 months base salary.

      On August 9, 1989 the Company entered into an Agreement with Mr. Hamza in order to induce him to remain as an employee until at least August 9, 1993 at which time the benefits accrued pursuant to the Agreement vested. The Agreement provides for deferred payments to Mr. Hamza annually from 1997 to 2004, both inclusive, in order to coincide with the higher education requirements of his three children. The total amount payable is $300,000, of which $25,000 is payable in each of four of the eight years and $50,000 is payable in each of the other four years. Such obligation is recorded at its present value and is included as part of Accrued Liabilities and Other Liabilities in the consolidated balance sheets.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Regulations of the Securities and Exchange Commission require the compensation committee of the board of directors of a publicly-traded company to publish in each proxy statement involving the election of directors a report addressing certain aspects of executive officer compensation for the last completed fiscal year. The following report is provided pursuant to those regulations.

      The Compensation Committee decides or recommends to the Board for its decision on all matters of policy relating to compensation of executive management and approves the salaries of Officers (other than an Officer-Director, whose salary is approved by the Board). The Committee also approves grants of stock options.

      Compensation programs for Executive Officers are designed to attract, retain and motivate employees who will contribute to the achievement of corporate goals and objectives. Elements of Executive compensation include salaries, bonuses and awards of stock options, with the last two being variable. In making its decisions or recommendations, the Committee takes into account factors it deems relevant to the specific compensation component being considered, including compensation paid by other business organizations of comparable size in the same industry and related industries, profitability, the attainment of annual individual and business objectives, an assessment of individual contributions relative to others and historic compensation awards.

      The Committee considered the factors described above in determining Mr. Downey's total compensation. Specifically, the Committee and the Board recognized that during fiscal 1997, the Company, under Mr. Downey's leadership, met and exceeded strategic objectives approved by the Board in the Company's fiscal 1997 Business Plan. The Company reported the most successful and profitable year in its history, resulting from the achievement of several key corporate objectives. These included completing the ciprofloxacin patent challenge, receiving approval for generic Warfarin Sodium, continuing to expand the Company's product line through new product approvals, and entering the final stages of a multi-year, $50 million capital expansion program. The settlement of the ciprofloxacin patent challenge demonstrated how this unique business development strategy offers a complement to the traditional generic pharmaceutical products business. The revenues to be received under the resulting Supply Agreement will help to create a solid base for fiscal 1998 earnings. In addition to these business initiates, Mr.Downey also spearheaded the negotiations of the Company's strategic equity investment in Warner Chilcott plc., a developer, marketer and distributor of specialty pharmaceutical products. Finally, Mr. Downey also played an active strategic and tactical role in the Company's opposition to DuPont Merck's state legislative initiative to limit generic substitution of Warfarin Sodium.

      The Committee is responsible for addressing issues raised by the change in the Internal Revenue Code which establishes a limit on the deductibility of annual compensation for certain Executives which exceeds $1,000,000. The change had no impact for the fiscal year ended June 30, 1997 since no Executive Officer received compensation in excess of $1,000,000. The Committee intends to review this matter from time to time in the future to determine whether changes should be made to meet the requirements for deductibility.

                              The Compensation Committee
                              Edwin A. Cohen
                              Michael F. Florence
                              Wilson L. Harrell
                              George P. Stephan

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder returns on the Common Stock (BRL) for the last five fiscal years with the cumulative total return of the Standard & Poor's Health Care Drugs Index and the Standard & Poor's 500 Index over the same period, assuming an investment of $100 in the Common Stock, the S&P Health Care Drugs Index and the S&P 500 Index on June 30, 1992, and reinvestment of dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG BARR LABORATORIES, THE S&P HEALTH CARE DRUGS
                          INDEX, AND THE S&P 500 INDEX

                           FISCAL YEAR ENDED JUNE 30,
                           $100 Invested on 06/30/92

                                                           JUNE 30,
COMPANY/INDEX NAME               1992      1993      1994      1995      1996      1997
Barr Laboratories, Inc.        $  100    $  236    $  244    $  284    $  507    $1,298
S&P 500 Index                     100        84        81       126       188       294
S&P Health Care Drugs Index       100       114       115       145       183       247

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the fiscal year ended June 30, 1997 the Company sold certain of its pharmaceutical products and bulk pharmaceutical materials to five other companies owned by Dr. Bernard Sherman, a Director of the Company. The Company was paid an aggregate of approximately $4,971,366 upon such sales. The Company also purchased bulk pharmaceutical materials from a company owned by Dr. Sherman in the amount of $1,800,000. The Company believes the amounts of such transactions approximate the amounts of similar transactions with unaffiliated third parties. During fiscal 1996, the Company also entered a multi-year agreement with a company owned by Dr. Sherman to share litigation costs in connection with one of its patent challenges. For the year ended June 30, 1997 the Company received $987,000 in connection with such agreement.

      The Company has purchased a directors' and officers' liability insurance policy from the National Union Fire Insurance Company of Pittsburgh, Pennsylvania that insures the Company for certain obligations incurred in the indemnification of its Directors and Officers under New York law and insures Directors and Officers where such indemnification is not provided by the Company. The one-year cost of the current policy is $242,000.

      The Company has also purchased an insurance policy from Chubb Insurance Company that provides coverage for employees (including officers) who are fiduciaries of the Company's employee benefit plans against expenses and defense costs incurred as a result of alleged breaches of fiduciary duty as defined in ERISA. The one-year cost of the current policy is $6,500.


RECEIPT OF SHAREHOLDER PROPOSALS

      Any shareholder proposal intended to be presented at the 1998 Annual Meeting must be received by the Company at 2 Quaker Road, P.O. Box 2900, Pomona, New York 10970-0519; Attention: The Secretary, not later than June 26, 1998.


OTHER MATTERS

      Services performed by Deloitte & Touche LLP, the Company's independent accountants, for the year ended June 30, 1997, consisted of an audit of the consolidated financial statements of the Company, an audit of the Company's Employee Savings Plan, preparation of the Company's federal and state tax returns, and limited assistance and consultation in connection with filings with the Securities and Exchange Commission and on pending accounting and tax matters.

      The Company expects representatives of Deloitte & Touche LLP to be present at and available to respond to appropriate questions which may be raised at the Annual Meeting. Representatives of Deloitte & Touche LLP will have the opportunity to make a statement if they so desire.

                             BARR LABORATORIES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 3, 1997

The undersigned hereby appoints Bruce L. Downey and Edwin A. Cohen, jointly or individually, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on December 3, 1997, or adjournments thereof.

1. ELECTION OF DIRECTORS    [ ] For all nominees listed below (except as marked)

                            [ ] Withhold authority to vote for nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW).
 Robert J. Bolger, Edwin A. Cohen, Bruce L. Downey, Michael F. Florence, Wilson
        L. Harrell, Jacob M. Kay, Bernard C. Sherman, George P. Stephan

2.  AMENDMENT OF THE CERTIFICATE OF INCORPORATION    For [ ]    Against [ ]    Abstain [ ]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ADJOURNMENTS THEREOF.

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE,
                THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                          BARR LABORATORIES, INC. PROXY

The undersigned hereby acknowledge receipt of the Proxy Statement and Notice of
                  Annual Meeting to be held December 3, 1997.

                                                        Date:______________,1997

                                                        __________________(SEAL)

                                                        __________________(SEAL)

                                                        (Please sign exactly as
                                                        your name appears
                                                        hereon. If stock is
                                                        registered in more than
                                                        one name, each holder
                                                        should sign. When
                                                        signing as an attorney,
                                                        administrator, executor,
                                                        guardian or trustee,
                                                        please add your title as
                                                        such. If executed by a
                                                        corporation, the proxy
                                                        should be signed by a
                                                        duly authorized
                                                        officer).

                                                        PLEASE DATE AND PROMPTLY
                                                        RETURN THIS PROXY IN THE
                                                        ENCLOSED ENVELOPE. NO
                                                        POSTAGE IS REQUIRED IF
                                                        MAILED IN THE UNITED
                                                        STATES.

                                                        I PLAN TO ATTEND:____Yes
                                                        ____No